Exhibit 99.2

Tianyin Pharmaceutical, Inc.
First Quarter Fiscal Year 2011 Earnings Results
November 11, 2010

Operator:
Ladies and gentlemen, thank you for standing by and welcome to the Tianyin Pharmaceutical, Inc. Fiscal Year 2010 Earnings conference call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star, followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to Dr. James Tong, Chief Financial Officer and member of the Board of Directors. Please go ahead, sir.

Dr. James Tong:
Thank you, operator. Good morning and good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical’s First Quarter of Fiscal Year 2011 Earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of Tianyin Pharmaceutical; along with Dr. Guoqing Jiang, Chief Executive Officer and Chairman of the company; Mr. Li Hongcai, Vice-President of Finance and Simon Min Ren, Director of Investor Relations of Tianyin Pharmaceutical.

During this conference call we will be reviewing the first quarter of fiscal year 2011 financial highlights, followed by the question and answer period. Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical fact are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuations in the economy, results of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in Tianyin Pharmaceutical’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only of this date, and Tianyin Pharmaceutical is under no obligation to revise or update these forward-looking statements.

Now, we would like to invite Dr. Jiang to speak to the audience. (Chinese spoken).

Dr. Guoqing Jiang:	Good morning and good evening, thank you for your participation in today’s conference call and your continuous support for Tianyin Pharmaceutical. (Chinese spoken).

Dr. James Tong:	Hello? This is James Tong and there was a momentary disconnection. I apologize for that. (Chinese spoken).

Okay, now I will be reviewing the financial highlights of the first quarter of fiscal year 2011, ending September 30, 2010.

The first quarter fiscal year 2011 revenue increased 63.7% up to $22 million, from $13.4 million a year earlier. The first quarter fiscal year 2011 operating income delivered $4.6 million, up 66.3% from $2.7 million a year earlier. Net income increased 68% to $3.7 million, up from $2.2 million a year earlier. Earnings per share are $0.13 per basic share or $0.12 per diluted share, up from $0.10 for basic share or $0.08 per diluted share a year earlier, a gain of 54.4%. Cash and cash equivalents totaled $26.9 million on September 30, 2010. The macrolide facility construction is scheduled to be completed by year-end 2010.  Currently, the installation of equipment is underway.

The sales for the first quarter of fiscal year 2011 were $22.0 million, up 63.7%. The sales growth was supported by the continuing channel expansion, market penetration and optimized usage efforts in the production facility.

Revenues from our top selling products are listed as follows: Ginkgo Mihuan Oral Liquid $4.7 million, Apu Shuangxin (Benorylate) Granules $1.5 million, Azithromycin Dispersible Tablets $0.87 million, Xuelian Chongcao Oral Liquid, $0.83 million, Qingrejiedu Oral Liquid $0.64 million.  The revenue in these major products totaled $8.5 million, representing 38.7% of the quarterly revenue.

Cost for sales for the three months ended September 30, 2010 was $11.1 million or 50.7% of sales, as compared to $6.3 million or 47.4% of the sales in three months ended September 30, 2009.

Gross margin for the three months ended September 30, 2010 was 49.3% as compared to 62.6% for the three months ended September 30, 2009.  The stabilization of our cost of sales was due to an increase of distribution revenue which averaged 15% margins from Tianyin Medicine Trading, TMT, a wholly owned subsidiary of Tianyin, combined with a steady increase of high margin products led by GMOL, Ginkgo Mihuan in our organic portfolio.

Operating expenses were $6.2 million for the three months ended September 30, 2010 as compared to $4.3 million for the three months ended September 30, 2009.  This increase was primarily due to, 1) continuing sales and marketing strategy that raises our sales payroll and marketing expenses and 2) one-time restricted stock compensation for the total of 55 Tianyin’s employees for their contribution in delivering significant growth for the company in fiscal year 2009 and fiscal year 2010.

Net income was $2.7 million for the three months ended September 30, 2010 as compared to net income of $2.2 million for the three months ended September 30, 2009, a net increase of $1.5 million or 68% year-over-year.  Net margins for first quarter fiscal year 2011 improved to 16.7%, up from 16.3% for the first quarter of fiscal year 2010 mainly due to the leverage of the business operation that drives the sales expansion while keeping the operating expenses in line with the revenue growth.

Diluted earnings per share for the three months ended September 30, 2010 were $0.12, up 54.4% on earnings the of $0.08 per diluted share for the three months ended September 30, 2009 based on 29.9 million and 27.5 million shares respectively for first quarter fiscal year 2011 and fiscal year—and first quarter fiscal year 2010.

Balance sheet and cash flow: as of September 30, 2010 we had cash and cash equivalents of $26.9 million. Net cash generated from operating activity was $1.5 million for the three months ended September 30, 2010 as compared to $2.2 million for the three months ended September 30, 2009. The decrease in cash generated from the operating activities during the first quarter was primarily the result of, 1) $1.6 million inventory increase following the sales expansion of TMT and 2) $1.1 million Jiangchuan-related construction cost to offset the net operating cash flow driven by net income growth of $1.5 million. We believe that Tianyin is adequately funded to meet all the working capital and capital expenditure needs for fiscal year 2011.

Business development and outlook: Jiangchuan focuses on the production of one of the world’s best selling antibiotic macrolide, such as Azithromycin. Jiangchuan holds a license from China’s SFDA to produce macrolide antibiotics and a related business license from the Industry and Commerce Bureau and Tax department. Jiangchuan will be changing its foundation of a broader, longer term strategy to build a significant presence in the rapidly growing macrolide antibiotics market. Construction of the macrolide facility in Xinjin Industrial Development Area commenced on January 8, 2010 with Phase I capacity of 240 ton macrolide raw material, followed by Phase II total of 480 ton capacity, including Phase I with the total estimated capital expenditures of $20 million. Tianyin anticipates Jiangchuan’s revenue contribution to begin in the second half of fiscal year 2011.

Development of Tianyin Medicine Trading distribution business: since the inception of TMT, Tianyin Medicine Trading, we have been developing distribution portfolio at TMT to distribute specialty products manufactured by other pharmaceuticals that provide synergy to our existing organic product portfolio.  Previously, TMT distributes mainly Tianyin’s own products. In early November this year we have successfully gained one-year distribution rights from one of the most celebrated national brand injection pharmaceutical manufacturer Jiangsu Lianshui Pharmaceutical to distribute approximately 15 Lianshui-branded generic injection products, including cough suppressants, antibiotics, along with other healthcare indications. We forecast the annual distribution revenue from TMT to reach approximately $10 million.

Now, here are the financial highlights. Operator, please open up the question and answer period.

Operator:
Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment you will need to lift the handset before making your selection.

And the first question is from the line of Saul Rosenthal, with Rosenthal Investment Trust. Please go ahead.

Saul Rosenthal:
Yes, I was unable to find your stock-based compensation anywhere. In the past you’ve given it just as net income, adding back in the stock-based compensation but you’re not giving it now and if you’re not giving it, you have to give the amount of the stock-based compensation so that we can add it in for ourselves if we’re interested in doing that.

Dr. James Tong:	Yes, the stock-based compensation will be disclosed in our 10-Q. It’s around $1.2 million.

Saul Rosenthal:	One point two?

Dr. James Tong:	One point two.

Saul Rosenthal:	Thank you.

Dr. James Tong:	Yes, no problem.

Operator:
Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one.  As a reminder, if you are using speaker equipment you will need to lift the handset before making your selection.  Once again, ladies and gentlemen, that’s star, one for any questions.

Our next question is from the line of David Sheridan with WorldOver Capital. Please go ahead.

David Sheridan:
Yes, hi there. I was just noticing that the top five products as a percentage of the total sales quite dramatically compared with the full-year 2010 with other products, obviously rising by comparison. Can you explain the dynamics of what is going on with the top five products and also the new products please?

Dr. James Tong:
So, the first quarter, if you look at our most updated presentation you will see a gradual sales increase not only in our top five products but also in the other products we show on the bottom, which is the base product that’s selling less than $1 million revenue per year and there is expansion of this section of products that’s newly marketed, newly approved, and the drugs that we’ve been selling for a few years have been gradually bringing up the revenue.

So if you look at our company went public two and a half years ago with about 40 products, about 30 to 40 products. Now we have 56 products, so not only the major five products are growing about 30 to 50% or higher. Our other products are growing as well. Gradually we’ll see that the weight of these five products will actually decrease even they’re growing pretty fast.

David Sheridan:
Okay, but if we look at the full year 2010 contributions from each of the major five products, I don’t know whether the first quarter is seasonally weak but only it would indicate that if you averaged out the—each of the top five on a quarterly basis in 2010, in every case in—first quarter 2011, except for Gingko which actually was in line, it actually fell. So, I was wondering whether there was anything, whether it’s seasonal or whether.

Dr. James Tong:	Dr. Jiang will be able to give a more thorough answer. (Chinese spoken).

Dr. Guoqing Jiang:	(Chinese spoken).

Dr. James Tong:
David, Dr. Jiang’s answer is that if you look at Xuelian Chongcao and Apu Shuangxin. Xuelian Chongcao is an immunity enhancer and also related to other functions such like sexual dysfunction. These products yearly from November to next August are hot seasons. So, we’re not yet in the hot season. Apu Shuangxin which is Benorylate Granules for rheumatoid arthritis or rheumatism are the same, from November to August are the hot season. And the cardiovascular drugs like Gingko Mihuan should be pretty steady.

David Sheridan:	Fair enough. So, is it possible to supply what the sales were for the five products in the first quarter of 2010, just as a comparison then?

Dr. James Tong:
Gingko Mihuan is somewhere for the first quarter around $4.5 million. Apu Shuangxin is around $1.4 million, Azithromycin is $0.71 million, Qingrejiedu is $0.62 million and Xuelian Chongcao is $0.81 million.

David Sheridan:	Okay. Okay, thank you for that.

Dr. James Tong:	No problem.

David Sheridan:	Can you let us know what the level of capital expenditure on the macrolide facility is going to be in the fourth quarter and in the first quarter of next year?

Dr. James Tong:
The macrolide facility in the first quarter—fourth quarter and next quarter, so we spent about $8 million and believe that it will, probably will spend another $8 million within these two quarters to get the macrolide facility operational. And Phase II we’ll spend another $5 million getting towards Phase II but that will be after the commencement of Phase I operation.

David Sheridan:	Okay, so it’s another $8 million to be spent over the next two quarters and then a further $5 million to upgrade. Okay, thank you.

Dr. James Tong:	Okay.

Operator:	Thank you. Our next question is from the line of Bill Wells with Pope Asset Management. Please go ahead.

Bill Wells:	James, can you just tell me what management thinks would be the greatest risk to the company and besides, congrats on a good quarter but what are they most concerned about now?

Dr. James Tong:	Thank you, Bill Wells. I think Dr. Jiang will be a perfect person to answer that question. (Chinese spoken).

Dr. Guoqing Jiang:	(Chinese spoken).

Dr. James Tong:	Thank you.

Dr. Guoqing Jiang:	(Chinese spoken).

Dr. James Tong:
Dr. Jiang believes that the bidding process for our products in every individual province is the biggest risk. As you know, healthcare reform is ongoing and we are going through the bidding process of individual provinces. We’re certainly working very hard, dedicated to having the bidding process complete and that’s one of the biggest risks in front of the company.

Bill Wells:	What does he mean bidding process?

Dr. James Tong:	Let me explain in English: The offering of certain pricing that we’re competing with other pharmaceutical for the hospitals to accept our products.

Bill Wells:	Oh, okay. I got you, so it’s just whether your drugs get accepted.

Dr. James Tong:	Yes.

Bill Wells:	Thank you.

Dr. James Tong:	Okay.

Operator:	I show that there are no further questions. Please continue.

Dr. James Tong:	Okay. (Chinese spoken).

Dr. Guoqing Jiang:	(Chinese spoken).

Dr. James Tong:
Okay.  Let me translate. Thank you. Appreciate investors and analysts’ interests in Tianyin Pharmaceutical. We look forward to further communication interaction with investors, interested individuals and analysts to discuss China Healthcare and the growth of Tianyin Pharmaceutical.  Hopefully that we can enhance our communication and my email is Dr.Tong@tianyinpharma.com and we welcome you to visit our headquarters in Chengdu and also our facility.  And if there are no further questions this will be the close of today’s conference call.

Operator:	Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.